Exhibit 10.62
March 1, 2006
Mark S. Molina, Esq.
Chief Legal Officer & Secretary
Identix Incorporated
5600 Rowland Rd.
Minnetonka, MN 55343
Dear Mr. Molina:
     We refer to the Agreement and Plan of Reorganization dated as of January 11, 2006 (the “Merger Agreement”) by and among Viisage Technology, Inc., a Delaware corporation, VIDS Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent, and Identix Incorporated, a Delaware corporation. Capitalized terms used and not otherwise defined in this letter agreement, and defined in the Merger Agreement, shall have the meanings ascribed to them in the Merger Agreement.
     We are pleased to offer you a position with Parent effective at Closing. Your position will be as Executive Vice President, Chief Legal Officer & Corporate Secretary reporting to Robert LaPenta, Chairman & CEO. Your position will be based in Stamford, Connecticut.
     As part of your new position, you and your family will be expected to relocate from the Minnetonka, Minnesota area to the Stamford, Connecticut area. Accordingly, Parent and the Company hereby jointly and severally offer to pay for your family’s relocation to the Stamford area in accordance with the Identix Incorporated Relocation policy attached as Exhibit A hereto, with the modifications identified on Exhibit B hereto.
     To the extent reasonable and appropriate, we expect you to relocate as promptly as practicable following the later of these events: (1) the Closing, (2) the sale of your existing home and the subsequent purchase of your new home, and (3) the end of the current school year in Minnesota. In furtherance of this timeline, we acknowledge that you will need to incur certain costs and expenses and take certain actions, including the potential sale of your existing home in Minnesota, in advance of Closing. Therefore, you will be entitled to receive in full the benefits of this relocation package even if the Merger does not close.
     If you voluntarily terminate employment with Parent before completing a full year of service in the new location, you will be liable to repay the relocation benefits previously provided to you by Parent and/or the Company. However if there occurs any involuntary separation of your employment or if you resign for good reason, you shall not be obligated to repay any such benefits.
     As set forth in the Merger Agreement, you will be offered a new employment agreement, to be effective at the Effective Time (the “New Agreement”). Until any effectiveness of the New Agreement, the terms of your employment shall continue to be governed by your existing employment agreement with the Company (“Existing Agreement”). This letter agreement and relocation package described herein are not conditioned in any way on your Existing Agreement or the New Agreement; rather, this letter agreement and this relocation package are intended to supplement your Existing Agreement and the New Agreement, and shall not be deemed to terminate, limit or supersede either such agreement in any way.
     On behalf of the board of directors of each of Parent and the Company, we are very excited about your continuing role as an executive officer of the combined entity. If you are in agreement with the terms of this relocation package, please sign where indicated below and return a copy to each of the undersigned signatories for Parent and the Company.

Sincerely,

VIISAGE TECHNOLOGY, INC.		IDENTIX INCORPORATED

By	/s/ Robert LaPenta	By	/s/ Milton E. Cooper

	Name: Robert LaPenta		Name: Milton E. Cooper
	Title: Chairman of the Board		Title: Chairman of the Board

AGREED AND ACCEPTED

By:	/s/ Mark S. Molina

Mark S. Molina

Date:

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